Exhibit 99

         Snap-on Announces 2006 Second-quarter Results; 2nd Quarter EPS of $0.20 includes charge of $0.40 for franchisee litigation;
                compares to EPS of $0.46 in 2nd Quarter of 2005


    KENOSHA, Wis.--(BUSINESS WIRE)--July 25, 2006--Snap-on
Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, today announced second-quarter 2006 results.

    -- Operating earnings of $20.1 million include a previously disclosed $38.0 million charge to settle franchisee litigation matters. Excluding this settlement charge, operating earnings of $58.1 million, or 9.1% of revenues, were up $10.8 million or 22.8% from last year. (See attached reconciliation of non-GAAP financial measures discussed in this release.)

    -- Net earnings and earnings per share excluding the $38.0 million pretax litigation settlement ($23.4 million after tax or $0.40 per share) were $35.2 million or $0.60 per share, compared with $26.6 million or $0.46 per share a year ago. Net earnings including the settlement were $11.8 million, or $0.20 per diluted share.

    -- Net sales increased 5.4% to $624.4 million due primarily to higher North American franchisee sales, increased OEM facilitation sales, increased sales to U.S. commercial and industrial customers, and growth in emerging markets.

    "We continue to execute on our initiatives to improve customer service and satisfaction, strengthen our brands and improve our global supply chain," said Jack D. Michaels, Snap-on chairman, president and chief executive officer. "Our second-quarter performance demonstrates the considerable progress that our associates are making against these strategic priorities and we continue to see substantial long-term opportunity for profitable growth."

    Snap-on Tools Group operating earnings were $26.5 million for the second quarter of 2006, excluding the litigation settlement charge, on segment sales of $270.8 million. This compares to operating earnings of $23.4 million on segment sales of $260.6 million in the prior year. Operating loss for the second quarter of 2006 including the litigation settlement charge was $11.5 million.
    Operating earnings as a percentage of sales increased to 9.8% in the second quarter of 2006 compared with 9.0% in 2005, excluding the impact of the litigation settlement in 2006. Higher sales volume and increased pricing, as well as savings and productivity enhancements from rapid continuous improvement actions, were partially offset by $3.0 million of higher year-over-year production and material costs, including steel, and $3.6 million of higher planned spending to support the supply chain and franchise improvement initiatives. "We remain on track with our strategic supply chain, franchise improvement and other key initiatives," said Michaels.
    Sales in the quarter increased $10.2 million year over year driven by a 3.7% increase in sales in North America and a 4.6% increase in sales to international markets. A 4.1% increase in Snap-on's average U.S. sales per franchisee more than offset a 3.7% year-over-year decline in the average number of U.S. franchisees in the quarter.

    Commercial and Industrial Group operating earnings were $27.6 million on segment sales of $300.0 million in the second quarter of 2006 compared with operating earnings of $17.9 million on $294.8 million of segment sales a year ago.
    Operating earnings as a percentage of sales increased to 9.2% in the second quarter of 2006 compared with 6.1% in 2005. The $9.7 million increase in operating earnings reflects the impact of ongoing cost reduction, low cost sourcing and continuous improvement actions, including benefits from prior restructuring actions, as well as higher sales volume and pricing. These increases in operating earnings were partially offset by inflationary cost increases of $2.2 million and higher spending related to the expansion of distribution and manufacturing in emerging markets and lower-cost regions.
    Sales in the second quarter of 2006 were up 1.8% year over year primarily due to sales growth in emerging markets, higher sales of hand tools for U.S. commercial and industrial applications, and increased sales of alignment product in North America. Tempering this sales growth was continued softness in certain European markets.

    Diagnostics and Information Group operating earnings were $13.8 million on segment sales of $128.9 million in the second quarter of 2006 compared with $13.7 million of operating earnings on $117.2 million of segment sales a year ago.
    Operating earnings of $13.8 million were up slightly from prior year as benefits from improved productivity and previous cost reduction initiatives were partially offset by a shift in product sales mix and higher costs to support strategic growth initiatives. As a percentage of sales, operating earnings were 10.7% in the second quarter of 2006 compared with 11.7% in 2005.
    Sales increases of $11.7 million year over year reflect higher OEM facilitation activity, partially offset by continued softness in Europe and lower sales of air conditioning and other equipment.

    Financial Services operating earnings were $3.0 million on $11.7 million of revenue in the second quarter of 2006 compared with $5.0 million of operating earnings on $16.2 million of revenue a year ago. The decrease in operating earnings primarily reflects the impact of lower net interest spreads, partially offset by higher originations.

    Corporate general expenses of $12.8 million in the second quarter of 2006 were essentially flat with the $12.7 million reported a year ago.

    Outlook

    Snap-on intends to continue to emphasize the implementation of its 2006 strategic priorities, including focused innovation on product, process and manufacturing cost, growth initiatives in emerging markets, and its actions to further enhance value and service to Snap-on's franchisees and customers.
    As previously announced, the expected costs to enhance field support and for other franchise system initiatives in the Snap-on Tools Group is anticipated to be $5 million to $7 million in 2006, of which approximately $4 million has been incurred to date. Snap-on continues to believe that the implementation of its other customer service and supply chain initiatives, along with new marketing programs, will require spending of $8 million to $10 million in 2006, as originally anticipated. Spending in the first half of 2006 for the customer service and supply chain initiatives approximated $2 million, and the remaining spend is expected to be incurred equally over the balance of the year.
    The Company is encouraged by the progress to date in its key initiatives, including those in the Commercial and Industrial and Diagnostics and Information segments to support emerging market, new product and other important growth initiatives. The Financial Services segment is expected to continue to be challenged by higher interest rates, and its operating results for the full year are expected to be lower than the results achieved a year ago. Based on these factors, Snap-on expects modest year-over-year earnings improvement in the second half of 2006.
    On May 16, 2006, Snap-on disclosed that it had reached an agreement to settle certain legal matters related to certain then current and former franchisees on a class basis. The terms of the settlement are subject to final court approval, as well as other usual and customary conditions. The settlement contains provisions that allow Snap-on to terminate the settlement agreement if more than a specified percentage of certain franchisees elect to opt out of the class. Under the terms of the settlement, Snap-on will pay an estimated $38.0 million to the claimants, including attorneys' fees, costs and expenses. This amount is subject to change depending on the actual number of claimants and the funds paid out as a result of the payment formulas included in the agreement.
    A discussion of this release will be webcast at 9:00 a.m. CDT today, and a replay will be available for at least 10 days following the call. To access the Webcast, visit www.snapon.com, click on Snap-on Corporate and then on Investor Events in the drop-down menu under Investor Information. Additional detail about Snap-on is also available on the Snap-on Web site.
    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users.

    Forward-looking Statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on's expected results that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. The company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the company's actual results to differ materially from those contained in the forward-looking statements include those found in the company's reports filed with the Securities and Exchange Commission, including the information under the "Safe Harbor" and "Risk Factors" headings in its Annual Report on Form 10-K filing dated February 21, 2006, and in its Form 8-K filing dated July 27, 2005, both of which are incorporated herein by reference, and those matters related to the class action settlement agreement such as receiving final court approval, the number of franchisees that opt out of the class, and the amount paid to franchisees, which will ultimately be dependent on the final number of claimants and the agreement's payment formulas. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.

    For additional information, visit www.snapon.com.


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (unaudited)

                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net sales                     $624.4     $592.4   $1,217.9   $1,191.1
Cost of goods sold            (343.4)    (323.8)    (676.6)    (665.6)
                           ---------- ---------- ---------- ----------
Gross profit                   281.0      268.6      541.3      525.5
                           ---------- ---------- ---------- ----------

Financial services revenue      11.7       16.2       22.9       30.3
Financial services expenses     (8.7)     (11.2)     (17.9)     (21.0)
                           ---------- ---------- ---------- ----------
Operating income from
 financial services              3.0        5.0        5.0        9.3

Operating expenses:
  Selling, general and
   administrative expenses    (225.9)    (226.3)    (448.8)    (453.2)
  Litigation settlement        (38.0)         -      (38.0)         -
                           ---------- ---------- ---------- ----------
Total operating expenses      (263.9)    (226.3)    (486.8)    (453.2)
                           ---------- ---------- ---------- ----------

Operating earnings              20.1       47.3       59.5       81.6

Interest expense                (4.7)      (5.6)      (9.1)     (11.5)
Other income (expense) -
 net                             0.3       (0.8)      (0.9)      (1.7)
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                          15.7       40.9       49.5       68.4

Income tax expense              (3.9)     (14.3)     (15.6)     (23.9)
                           ---------- ---------- ---------- ----------
Net earnings                   $11.8      $26.6      $33.9      $44.5
                           ========== ========== ========== ==========

Earnings per share:
  Basic                        $0.20      $0.46      $0.58      $0.77
  Diluted                      $0.20      $0.46      $0.58      $0.76

Weighted-average shares
 outstanding:
  Basic                         58.2       57.7       58.2       57.7
  Effect of dilutive
   options                       0.7        0.6        0.7        0.6
                           ---------- ---------- ---------- ----------
  Diluted                       58.9       58.3       58.9       58.3
                           ========== ========== ========== ==========


                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                        (Amounts in millions)
                             (unaudited)

                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net sales:
Snap-on Tools Group           $270.8     $260.6     $519.5     $516.4
Commercial and Industrial
 Group                         300.0      294.8      587.2      588.6
Diagnostics and Information
 Group                         128.9      117.2      248.1      231.6
                           ---------- ---------- ---------- ----------
Segment net sales              699.7      672.6    1,354.8    1,336.6
Intersegment eliminations      (75.3)     (80.2)    (136.9)    (145.5)
                           ---------- ---------- ---------- ----------
Total net sales               $624.4     $592.4   $1,217.9   $1,191.1

Financial services revenue      11.7       16.2       22.9       30.3
                           ---------- ---------- ---------- ----------
Total revenues                $636.1     $608.6   $1,240.8   $1,221.4
                           ========== ========== ========== ==========

Operating earnings (loss):
Snap-on Tools Group           $(11.5)     $23.4       $6.7      $41.5
Commercial and Industrial
 Group                          27.6       17.9       50.7       28.9
Diagnostics and Information
 Group                          13.8       13.7       24.1       23.0
Financial Services               3.0        5.0        5.0        9.3
                           ---------- ---------- ---------- ----------
Segment operating earnings      32.9       60.0       86.5      102.7
Corporate                      (12.8)     (12.7)     (27.0)     (21.1)
                           ---------- ---------- ---------- ----------
Operating earnings             $20.1      $47.3      $59.5      $81.6

Interest expense                (4.7)      (5.6)      (9.1)     (11.5)
Other income (expense) -
 net                             0.3       (0.8)      (0.9)      (1.7)
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                         $15.7      $40.9      $49.5      $68.4
                           ========== ========== ========== ==========


                         SNAP-ON INCORPORATED
                Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)

                                                Three Months Ended
                                             -------------------------
                                               July 1,      July 2,
                                                2006         2005
                                             ------------ ------------

Operating activities
Net earnings                                       $11.8        $26.6
Adjustments to reconcile net earnings to net
 cash provided (used) by operating
 activities:
  Depreciation                                      12.4         12.2
  Amortization of other intangibles                  0.3          0.6
  Stock-based compensation expense                   3.6            -
  Deferred income tax provision                      0.5          4.0
  Loss (gain) on sale of assets                      0.3         (1.3)
  Loss (gain) on mark to market for cash flow
   hedges                                           (0.3)         0.1
Changes in operating assets and liabilities:
  (Increase) decrease in receivables                14.9         23.5
  (Increase) decrease in inventories               (10.0)       (27.5)
  (Increase) decrease in prepaid and other
   assets                                           (0.7)        (1.1)
  Increase (decrease) in accounts payable          (12.6)       (23.8)
  Increase (decrease) in accruals and other
   liabilities                                      26.3         18.5
                                             ------------ ------------
Net cash provided by operating activities           46.5         31.8

Investing activities
Capital expenditures                                (9.2)        (9.8)
Proceeds from disposal of property and
 equipment                                           8.5          1.9
                                             ------------ ------------
Net cash used in investing activities               (0.7)        (7.9)

Financing activities
Net decrease in short-term borrowings              (14.5)       (20.3)
Purchase of treasury stock                         (32.3)        (5.0)
Proceeds from stock purchase and option plans       20.6          5.2
Excess tax benefits from stock-based
 compensation                                        2.7            -
Cash dividends paid                                (16.0)       (14.4)
                                             ------------ ------------
Net cash used in financing activities              (39.5)       (34.5)

Effect of exchange rate changes on cash and
 cash equivalents                                    0.9         (4.2)
                                             ------------ ------------
Increase (decrease) in cash and cash
 equivalents                                         7.2        (14.8)

Cash and cash equivalents at beginning of
 period                                            182.9        145.4
                                             ------------ ------------
Cash and cash equivalents at end of period        $190.1       $130.6
                                             ============ ============

Supplemental cash flow disclosures
Cash paid for interest                             $(0.7)       $(0.4)
Cash refunded (paid) for income taxes              (11.8)        (1.2)


                         SNAP-ON INCORPORATED
                Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)

                                                 Six Months Ended
                                             -------------------------
                                                July 1,      July 2,
                                                 2006         2005
                                             ------------ ------------

Operating activities
Net earnings                                       $33.9        $44.5
Adjustments to reconcile net earnings to net
 cash provided (used) by operating
 activities:
  Depreciation                                      24.4         25.7
  Amortization of other intangibles                  0.8          1.7
  Stock-based compensation expense                   6.9            -
  Deferred income tax provision (benefit)           (2.4)         4.0
  Gain on sale of assets                            (0.4)        (0.6)
  Gain on mark to market for cash flow hedges       (0.2)        (0.2)
Changes in operating assets and liabilities:
  (Increase) decrease in receivables               (12.1)         6.1
  (Increase) decrease in inventories               (19.6)       (41.6)
  (Increase) decrease in prepaid and other
   assets                                          (15.0)        13.1
  Increase (decrease) in accounts payable           14.0        (14.7)
  Increase (decrease) in accruals and other
   liabilities                                      43.7         13.1
                                             ------------ ------------
Net cash provided by operating activities           74.0         51.1

Investing activities
Capital expenditures                               (19.9)       (19.0)
Proceeds from disposal of property and
 equipment                                          11.0          4.9
                                             ------------ ------------
Net cash used in investing activities               (8.9)       (14.1)

Financing activities
Net decrease in short-term borrowings               (8.5)       (19.0)
Purchase of treasury stock                         (58.3)       (12.7)
Proceeds from stock purchase and option plans       46.0         11.7
Excess tax benefits from stock-based
 compensation                                        6.1            -
Cash dividends paid                                (31.8)       (28.9)
                                             ------------ ------------
Net cash used in financing activities              (46.5)       (48.9)

Effect of exchange rate changes on cash and
 cash equivalents                                    1.1         (7.5)
                                             ------------ ------------
Increase (decrease) in cash and cash
 equivalents                                        19.7        (19.4)

Cash and cash equivalents at beginning of
 period                                            170.4        150.0
                                             ------------ ------------
Cash and cash equivalents at end of period        $190.1       $130.6
                                             ============ ============

Supplemental cash flow disclosures
Cash paid for interest                             $(7.8)      $(10.8)
Cash refunded (paid) for income taxes              (16.0)         5.0


                         SNAP-ON INCORPORATED
                     Consolidated Balance Sheets
                        (Amounts in millions)
                             (unaudited)

                                               July 1,    December 31,
                                                2006         2005
                                             ------------ ------------

Assets
  Cash and cash equivalents                       $190.1       $170.4
  Accounts receivable - net of allowances          509.2        485.9
  Inventories                                      310.5        283.2
  Deferred income tax benefits                      69.9         76.3
  Prepaid expenses and other assets                 75.6         57.1
                                             ------------ ------------
      Total current assets                       1,155.3      1,072.9

  Property and equipment - net                     278.7        295.5
  Deferred income tax benefits                      63.2         57.8
  Goodwill                                         416.3        398.3
  Other intangibles - net                           65.5         64.0
  Pension assets                                    20.8         20.6
  Other assets                                     107.4         99.3
                                             ------------ ------------
      Total Assets                              $2,107.2     $2,008.4
                                             ============ ============

Liabilities
  Accounts payable                                $151.9       $135.4
  Notes payable and current maturities of
   long-term debt                                   17.3         24.8
  Accrued benefits                                  36.3         35.4
  Accrued compensation                              63.9         62.2
  Franchisee deposits                               41.3         44.4
  Deferred subscription revenue                     24.1         26.6
  Income taxes                                      27.8         33.1
  Accrued litigation settlement                     38.0            -
  Other accrued liabilities                        166.9        144.2
                                             ------------ ------------
    Total current liabilities                      567.5        506.1

  Long-term debt                                   196.7        201.7
  Deferred income taxes                             73.3         75.3
  Retiree health care benefits                      89.8         90.8
  Pension liabilities                              102.9         92.7
  Other long-term liabilities                       76.1         79.6
                                             ------------ ------------
    Total Liabilities                            1,106.3      1,046.2
                                             ------------ ------------

Shareholders' Equity
  Common stock                                      67.1         67.0
  Additional paid-in capital                       116.3        113.3
  Retained earnings                              1,145.9      1,143.8
  Accumulated other comprehensive income
   (loss)                                          (18.7)       (56.6)
  Grantor Stock Trust at fair market value         (66.4)      (120.3)
  Treasury stock at cost                          (243.3)      (185.0)
                                             ------------ ------------
    Total Shareholders' Equity                   1,000.9        962.2
                                             ------------ ------------
    Total Liabilities and Shareholders'
     Equity                                     $2,107.2     $2,008.4
                                             ============ ============


                         SNAP-ON INCORPORATED
            Reconciliation of Non-GAAP Financial Measures
             (Amounts in millions, except per share data)
                             (unaudited)

                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
1)Operating earnings
  As reported                  $20.1      $47.3      $59.5      $81.6
  Litigation settlement
   pretax                       38.0          -       38.0          -
                           ---------- ---------- ---------- ----------
  Excluding litigation
   settlement                  $58.1      $47.3      $97.5      $81.6
                           ========== ========== ========== ==========


2)Net earnings
  As reported                  $11.8      $26.6      $33.9      $44.5
  Litigation settlement,
   net of tax of $14.6
   million                      23.4          -       23.4          -
                           ---------- ---------- ---------- ----------
  Excluding litigation
   settlement                  $35.2      $26.6      $57.3      $44.5
                           ========== ========== ========== ==========

  Diluted EPS
  As reported                  $0.20      $0.46      $0.58      $0.76
  Litigation settlement,
   net of tax of $14.6
   million                      0.40          -       0.40          -
                           ---------- ---------- ---------- ----------
  Excluding litigation
   settlement                  $0.60      $0.46      $0.98      $0.76
                           ========== ========== ========== ==========

3)Snap-on Tools Group
  Segment operating
   earnings (loss), as
   reported                   $(11.5)     $23.4       $6.7      $41.5
  Litigation settlement
   pretax                       38.0          -       38.0          -
                           ---------- ---------- ---------- ----------
  Excluding litigation
   settlement                  $26.5      $23.4      $44.7      $41.5
                           ========== ========== ========== ==========

Snap-on is providing the above reconciliations of non-GAAP financial measures (excluding the estimated $38.0 million pretax litigation settlement charge recorded in the second quarter of 2006) disclosed in this earnings release as management believes that these non-GAAP measures provide a more meaningful year-over-year comparison of the company's 2006 operating performance.



    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             or
             Martin M. Ellen (Investors), 262-656-4804 www.snapon.com